Exhibit 2

CONFIRMATION

DATE:	May 22, 2013

TO:	Owens Corning Fibreboard Asbestos Personal Injury Trust

FROM:	Deutsche Bank AG, London Branch

SUBJECT:	Call Option Transaction

REFERENCE NUMBER(S):	NY-536745

Dear Sir or Madam,

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

Certain terms of the Transaction entered into between Deutsche and Counterparty that is subject to this Confirmation shall be set forth in a written pricing notice substantially in the form of Exhibit A hereto (the “Pricing Notice”). Upon the delivery of the Pricing Notice, this Confirmation and the Pricing Notice shall together constitute a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “Deutsche” means Deutsche Bank AG, London Branch, with Deutsche Bank Securities Inc. acting as agent, and “Counterparty” means Owens Corning Fibreboard Asbestos Personal Injury Trust

1.	The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. For purposes of the Equity Definitions, the Transaction is a Share Option Transaction.

This Confirmation and the Pricing Notice shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if Deutsche and Counterparty had executed the ISDA Form (without any Schedule thereto) on the date hereof. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation, together with the Pricing Notice, evidences a complete and binding agreement between you and us as to the terms of the Transaction and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation shall be deemed to supplement, form part of and be subject to the Agreement.

If there exists any ISDA Master Agreement between Deutsche and Counterparty or any confirmation or other agreement between Deutsche and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Deutsche and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Deutsche and Counterparty are parties, the Transaction shall not, unless expressly agreed by Deutsche and Counterparty, be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 22, 2013

Seller:	Counterparty

Buyer:	Deutsche

Option Type:	Call

Option Style:	European

Shares:	The common stock, par value $0.01 per share, of Owens Corning (the “Issuer”) (Symbol: “OC”).

Components:	The Transaction will be divided into 10 individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Scheduled Valuation Date set forth in Annex A to this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Transaction Options:	The aggregate Number of Options for all Components.

Number of Options:	For any Transaction, as set forth in Annex A to this Confirmation.

Strike Price:	For any Transaction, as set forth in Annex A to this Confirmation.

Initial Share Price:	An amount per Share specified in the Pricing Notice, to be the volume-weighted average of the Share prices at which Deutsche (or an affiliate of Deutsche) establishes its initial hedge of the equity price risk undertaken by Deutsche with respect to the Transaction (Deutsche’s “Initial Hedge Position”), which initial hedge shall be established in accordance with Section 5(j) hereof. Deutsche shall deliver the Pricing Notice to Counterparty promptly after the date on which it completes the establishment of its Initial Hedge Position (the “Initial Hedge Completion Date”).

Premium Payment Date:	The third Currency Business Day immediately following the Initial Hedge Completion Date; provided that if Counterparty has not delivered Collateral Shares (as defined in “Collateral” below) by such date, the Premium Payment Date shall be the Currency Business Day immediately following the day on which Counterparty has delivered such Collateral Shares.

Premium:	For any Transaction, as set forth in Annex A to this Confirmation.

Multiple Exercise:	Not Applicable

Exchange:	New York Stock Exchange.

Related Exchanges:	All Exchanges.

Calculation Agent:	Deutsche is the Calculation Agent and shall make all calculations, adjustments and determinations required pursuant to a Transaction, and such calculations, adjustments and determinations shall be binding absent manifest error. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent shall promptly provide to Counterparty, by e-mail to the e-mail address provided by Counterparty in such written request, a report (in a commonly used file format for the storage and manipulation of financial data, but without disclosing Deutsche’s proprietary models or other information that may be proprietary or confidential) displaying in reasonable detail the basis for such determination or calculation, as the case may be.

Valuation:

In respect of any Component:

Expiration Time:	The Valuation Time.

Expiration Date:	The Valuation Date.

Automatic Exercise:	Applicable; provided that, for purposes of Section 3.4(c) of the Equity Definitions, “In-the-Money” shall mean, in respect of a Call, that the Relevant Price is equal to or greater than the Strike Price.

Valuation Date:

The Scheduled Valuation Date provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Valuation Date for another Component); provided that if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that (i) is not a Disrupted Day and (ii) is not or is not deemed to be a Valuation Date in respect of any other Component of the Transaction hereunder; provided, further, that if such Valuation Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Valuation Date for such Component (irrespective of whether such date is a Valuation Date in respect of any other Component) and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Relevant Price for such Valuation Date shall be the prevailing market value per Share on the Final Disruption Date determined by the Calculation Agent in a commercially reasonable manner.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall (i) designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for an additional Component and (ii) allocate the Number of Options for the original Component between the original Component and such additional Component. Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date hereunder.

Final Disruption Date:	For any Transaction, the fifth Scheduled Trading Day following the final Scheduled Valuation Date set forth in Annex A to this Confirmation.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof, and by replacing the words “or (iii) an Early Closure.” with “(iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Deutsche, in its sole discretion, determines would make it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Deutsche), for Deutsche to refrain from or decrease any market activity in connection with the Transaction. Deutsche shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Dates affected by it.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD.

Settlement Method Election:	Applicable; provided that Counterparty must elect a single settlement method for all Components.

Electing Party:	Counterparty.

Settlement Method Election Date:	The fifth Scheduled Trading Day preceding the Scheduled Valuation Date for the first Component.

Default Settlement Method:	Physical Settlement.

Settlement Price:	In respect of the Valuation Date for any Option for which Cash Settlement is applicable, as determined by the Calculation Agent based on the volume weighted average price per Share executed in the United States for the regular trading session (including any extensions thereof) of the Exchange on such Valuation Date (without regard to pre-open or after hours trading outside of such regular trading session for such Valuation Date), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Valuation Date, on Bloomberg page “OC.N <Equity> AQR” (or any successor thereto), or if such price is not so reported on such Valuation Date for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, the market value of one Share, as determined by the Calculation Agent.

Physical Settlement:

If Physical Settlement is Applicable, in lieu of Section 9.1(a) and (b) of the Equity Definitions, on the applicable Settlement Date, (a) a number of Collateral Shares equal to the applicable Number of Options shall be delivered to Deutsche from the Collateral Account and (b) Deutsche will pay to Counterparty an amount in USD equal to the product of (x) the Strike Price and (y) such Number of Options; provided that, in lieu of such delivery of Collateral Shares, Counterparty shall have the right to deliver to Deutsche other freely transferrable Shares without any restrictive legends in the amount of the applicable Number of Options in satisfaction of Counterparty’s settlement obligation hereunder. For the avoidance of doubt, Counterparty shall not be relieved of its obligation to deliver Shares equal to such amount of Collateral Shares to the extent of any insufficiency of Collateral Shares.

Except to the extent specified herein, Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall apply to any delivery of Shares hereunder.

Settlement Date:	For any Component, the date that is one Settlement Cycle immediately following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Dividends:

In respect of any Component:

Dividend Adjustments:

In addition to any adjustments as provided under “Method of Adjustment” below, if the Issuer declares a dividend and the amount of such dividend is in excess of the Ordinary Dividend Amount, whether or not such dividend is an Extraordinary Dividend, then on the ex-dividend date related to such dividend, the Calculation Agent shall make such adjustments to the Strike Price for such Transaction as it deems appropriate to preserve the intended economic benefits of such Transaction to Deutsche.

The Calculation Agent shall provide prompt notice of any adjustment(s), including a schedule or other reasonably detailed explanation of the basis for and determination of each adjustment.

Ordinary Dividend Amount:	As set forth in Annex A to this Confirmation.

Share Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); provided, further, that adjustments may be made to account solely for changes in volatility, expected dividends and effect of any dividends on Deutsche’s hedge position with respect to the Transaction, stock loan rate and liquidity relative to the relevant Shares and any effect of the foregoing on the fair value of the Transaction), as determined by the Calculation Agent.

Upon the occurrence of any Market Disruption Event on any Scheduled Valuation Date, Deutsche may in its sole discretion elect that the Calculation Agent shall adjust one or more of the terms of the affected Component(s) as appropriate to preserve as nearly as practicable the fair value of such Component(s) to Deutsche prior to such Market Disruption Event.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Announcement Event:	With respect to any Component, if an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of such Component (i) on or after the relevant Announcement Date and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Component, in each case from the Announcement Date to the Valuation Date (including without limitation any actual or expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or to such Component), and if, in the case of clause (i) or (ii), such economic effect is material and Deutsche so elects in its sole discretion, the Calculation Agent will (x) adjust the terms of such Component to reflect such economic effect and (y) determine the effective date of such adjustment; provided that, notwithstanding the foregoing, if the related Merger Date or Tender Offer Date, as the case may be, or any subsequent related Announcement Event, occurs on or prior to the effective date of such adjustment, any further adjustment to the terms of such Component with respect to such Merger Date, Tender Offer Date or Announcement Event pursuant to this Confirmation and/or the Equity Definitions shall take such earlier adjustment into account (and, for the avoidance of doubt, where Cancellation and Payment is applicable, the Determining Party shall take into account such adjustment in determining the Cancellation Amount). “Announcement Event” shall mean the occurrence of an Announcement Date of a Merger Event or Tender Offer, notwithstanding the fact that such Merger Date or Tender Offer Date may not, or may not be anticipated to, occur on or prior to the Valuation Date for the related Component.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 (l) of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof; (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof; (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof; (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof; and (v) inserting the words “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” at the end of clauses (i) and (ii) thereof.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment.

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	For all applicable Extraordinary Events, Deutsche.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”, (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (iii) replacing the word “Shares” with “Hedge Positions” in clause (X) thereof and (iv) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Loss of Stock Borrow, Increased Cost of Hedging, Increased Cost of Stock Borrow or Illegality (as defined in the Agreement)).

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable.

Loss of Stock Borrow:	Applicable.

MaximumStock Loan Rate:	200 basis points per annum.

Increased Cost of Stock Borrow:	Applicable.

InitialStock Loan Rate:	25 basis points per annum.

Hedging Party:	For all applicable Additional Disruption Events, Deutsche.

Determining Party:	For all applicable Additional Disruption Events, Deutsche.

Representations:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

Collateral:	On or prior to May 31, 2013, Counterparty shall deliver to The Bank of New York Mellon or Deutsche Bank Securities Inc., acting in its capacity as custodian, (the “Collateral Custodian”) a number of Shares in book-entry form equal to the Number of Transaction Options in pledge under the Transaction (the “Collateral Shares”) by the crediting of such Collateral Shares, accompanied by any required transfer tax stamps, to a securities account of the Collateral Custodian at The Depository Trust Company and the crediting by the Collateral Custodian of such Collateral Shares to a securities account (as defined in Section 8-501 of the NYUCC) established and maintained at the Collateral Custodian in the name of Deutsche (or its designated affiliate) having the account no. specified in the Pricing Notice (the “Collateral Account”). Failure to deliver the Collateral Shares within the period provided herein shall constitute an Additional Termination Event with Counterparty being the sole Affected Party.

Counterparty hereby assigns and pledges to Deutsche and grants to Deutsche a continuing first priority perfected security interest in and to, and a lien upon and right of setoff against, all of Counterparty’s right, title and interest in and to: (i) the Collateral Shares; (ii) the Collateral Account and all cash, instruments, securities and other financial assets (including security entitlements) (each as defined in Section 8-102 of the NYUCC), including the Collateral Shares and any security entitlements in respect thereof, and other funds, property or assets from time to time held therein or credited thereto subject to the exclusion in subparagraph (iii) below; (iii) all interest, income, proceeds and collections received or to be received, or derived or to be derived, now or any time hereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Counterparty, with respect to Counterparty) from or in connection with any of the Collateral (including any shares of capital stock issued by any issuer in respect of any Shares or other securities constituting Collateral or any cash, securities or other property distributed in respect of or exchanged for any Shares or other securities constituting Collateral, or into which any such Shares or other securities are converted, in connection with any merger, binding share exchange, reclassification of Shares or similar event or otherwise, and any security entitlements in respect of any of the foregoing) but excluding therefrom any dividends or distributions including Ordinary Dividends or Extraordinary Dividends (collectively, “Proceeds”); and (iv) all powers and rights now owned or hereafter acquired under or with respect to the Collateral Shares (clauses (i) through (iv) being herein collectively called the “Collateral”), as security for the prompt and complete payment and performance when due (whether on an Early Termination Date or otherwise) of all of Counterparty’s payment and performance obligations under this Confirmation, the Transaction and the Agreement (the “Secured Obligations”).

Collateral Representations, Warranties and Agreements:

Counterparty represents that, on each date on which Counterparty delivers Collateral to or on which Deutsche otherwise receives Collateral:

(i)     Counterparty is the owner of all Collateral (or, in the case of financial assets from time to time credited to the Collateral Account, the beneficial owner thereof) free of any lien, security interest, charge, adverse claim or other encumbrance other than any lien of Deutsche granted hereunder, and that the Collateral is, and upon any exercise by Deutsche of its remedies hereunder will be, free of any Transfer Restriction;

(ii)    Counterparty has not made or consented to any registration, filing or recordation in any jurisdiction evidencing a security interest in any of the Collateral, including any filing of a UCC-1 financing statement, other than in respect of any lien of Deutsche granted hereunder;

(iii)  Counterparty has the power and authority to grant a first priority perfected security interest to Deutsche in the Collateral;

(iv)   upon the delivery of the Collateral Shares and any other Collateral to the Collateral Custodian in a manner acceptable to Deutsche, Deutsche will have a valid and perfected first priority security interest in the Collateral Account and any financial assets (as defined in the NYUCC) from time to time held therein or security entitlements (as defined in the NYUCC) from time to time credited thereto or in respect thereof and the other Collateral;

(v)    no consent, approval, authorization or other order of, or filing with, any person or entity, governmental or otherwise, is required in connection with the execution and delivery of this Confirmation, or the grant, perfection or enforcement of the security interest created hereby; and

(vi)   none of Counterparty’s entry into this Confirmation or Deutsche’s exercise of any of its rights and remedies hereunder will violate or conflict with the terms of any agreement made by or applicable to Counterparty or will violate or conflict with any law, rule, policy or order applicable to Counterparty or the Collateral.

“Transfer Restriction” means, with respect to any item of Collateral delivered hereunder, any condition to or restriction on (x) the ability of the owner thereof or (y) in the event that Deutsche exercises its remedies hereunder, Deutsche, in each case, to sell, assign or otherwise transfer such item of Collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Counterparty will faithfully preserve and protect Deutsche’s security interest in the Collateral, will defend Deutsche’s right, title, lien and security interest in and to the Collateral against the claims and demands of all persons whomsoever, and will do all such acts and things and deliver all such documents and instruments, including, without limitation, further pledges, assignments, account control agreements, financing statements and continuation statements, as may be reasonably necessary from time to time in order to preserve, protect and perfect such security interest or to enable Deutsche to exercise or enforce its rights with respect to any Collateral. Counterparty hereby irrevocably appoints Deutsche as Counterparty’s attorney-in-fact for the purpose of taking any action and executing any instrument which may be deemed reasonably necessary or advisable to protect and perfect the security interests herein granted.

Counterparty will not permit any lien, security interest, charge, adverse claim, restriction on transfer or other encumbrance, other than the lien and security interest Counterparty created hereby in favor of Deutsche, to exist upon any of the Collateral. Counterparty will not take any action that could in any way limit or adversely affect the ability of Deutsche to realize upon its rights in the Collateral.

The provisions of this “Collateral” section constitute a Credit Support Document with respect to Counterparty. The Transaction shall be disregarded for purposes of determining Exposure under any Credit Support Annex between the parties and any Collateral delivered to or received by Deutsche under this Confirmation shall constitute neither Posted Collateral nor an Independent Amount under any such Credit Support Annex.

Deutsche shall exercise reasonable care of the Collateral to the extent required by applicable law and in any event shall be deemed to have exercised reasonable care if Deutsche exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, Deutsche shall have no duty with respect to the Collateral, including, without limitation, any duty to collect any distributions thereon or enforce or preserve any rights in the Collateral pertaining thereto.

Counterparty will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to the Collateral, or income or distributions in respect of the Collateral, upon becoming aware of the same. Counterparty agrees to promptly deliver to Deutsche copies of any notices and other communications received by it in respect of the Collateral Shares. Notwithstanding anything to the contrary elsewhere in the Agreement or herein, all payments and all deliveries of Collateral, or income or distributions in respect of Collateral, pursuant to the Agreement or this Confirmation shall be made and the value of any Collateral, or income or distributions in respect of Collateral, shall be calculated net of any and all present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority in respect thereof.

The Collateral Custodian is a “securities intermediary” (within the meaning of Section 8-501(a) of the NYUCC). Deutsche shall not be liable for any act or omission of the Collateral Custodian. The Collateral held by the Collateral Custodian will be treated as “financial assets” within the meaning of Section 8-102(a)(9) of the NYUCC. Notwithstanding any provision in any agreement relating to the Collateral Account which may be stated to be governed by the law of a jurisdiction other than New York, the establishment and maintenance of the Collateral Account shall be governed by the law of the State of New York.

During the term of the Transaction, all Proceeds received by Deutsche or the Collateral Custodian shall be credited to the Collateral Account, subject to the lien created hereunder. Unless (i) an event has occurred and is continuing which with the passage of time, the giving of notice or both could result in an Event of Default with respect to Counterparty or a Termination Event as to which Counterparty is the Affected Party, a Potential Adjustment Event or an Extraordinary Event (a “Potential Event”), (ii) an Event of Default with respect to Counterparty or a Termination Event as to which Counterparty is the Affected Party has occurred and is continuing (a “Default Event”) or (iii) an Early Termination Date has occurred or been designated as a result of such a Default Event, Deutsche shall authorize and direct the Collateral Custodian to pay over, or cause to be paid over, to Counterparty any such Proceeds actually received by or on behalf of Deutsche, and Counterparty agrees to receive such Proceeds.

Unless (i) a Potential Event or a Default Event has occurred and is continuing or (ii) an Early Termination Date has occurred or been designated as a result of a Default Event, Counterparty shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Confirmation or the Agreement; provided, however, that Counterparty shall not exercise or refrain from exercising such right in a manner that is inconsistent with the terms of this Confirmation or if such action would have a material adverse effect on the value of the Collateral. If (i) a Default Event has occurred and is continuing or (ii) an Early Termination Date has occurred or been designated as a result of a Default Event, Deutsche shall have the exclusive right, to the extent permitted by law and the Foreclosure Limitations, to give consents, ratifications and waivers and to take any other action with respect to the Collateral, with the same force and effect as if Deutsche were the absolute and sole owner thereof, and Counterparty will take all such action as Deutsche may reasonably request from time to time to give effect to such right.

In the case of a Counterparty Payment Event, unless Counterparty satisfies Counterparty’s obligations under any Component of the Transaction through delivery of a number of other Shares that comply with Section 9.11 of the Equity Definitions equal to the Termination Share Number, on or prior to 10:00 a.m. New York City time on the date that such delivery or payment is due, Deutsche may (A) authorize and direct the Collateral Custodian to transfer a number of Collateral Shares representing Counterparty’s delivery obligation under such Component, as notified by Deutsche, on the date that such delivery or payment is due, to an account designated by Deutsche, and Deutsche agrees to apply such Collateral Shares to satisfy Counterparty’s delivery obligations, if any, under such Component, in which case Deutsche (or its designee) shall hold such Collateral Shares absolutely free from any claim or right of any kind and, to the extent permitted by law, Counterparty hereby waives all right of redemption, stay or appraisal with respect thereto; provided that in no event shall (i) Deutsche be required to deliver such authorization and direction or effect such set off or (ii) any delivery of Shares pursuant to this provision be construed to waive or cure any breach by Counterparty of its obligations under the Transaction to the extent that such obligations are not satisfied thereby.

Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Equity Definitions, if Counterparty would owe any amount to Deutsche pursuant to Section 6(d)(ii) of the Agreement or any amount pursuant to Section 12.7 or 12.9 of the 2002 Definitions (any such amount described above, a “Counterparty Payment Amount” and any such event, a “Counterparty Payment Event”), then, except to the extent that (other than pursuant to the preceding paragraph) Deutsche proceeds to realize upon the Collateral, on the date on which any Counterparty Payment Amount is due, in lieu of any payment of such Counterparty Payment Amount, Counterparty shall deliver to Deutsche a number of Shares with a value equal to the Counterparty Payment Amount, as determined by the Calculation Agent (such number of Shares, the “Termination Share Number”).

Subject to the Foreclosure Limitations, if (A) a Default Event has occurred and is continuing or (B) an Early Termination Date has occurred or been designated as a result of a Default Event, Deutsche shall be entitled forthwith, at its election, (i) to exercise all rights with respect to the Collateral, (ii) to sell in one or more sales the whole or any part of the Collateral or otherwise to transfer or assign the same, (iii) to set off any amounts payable by Counterparty with respect to any Secured Obligations against any Collateral held by Deutsche or the cash value of any Collateral, as determined by the Calculation Agent (or any obligation of Deutsche to deliver any Collateral to Counterparty) and (iv) otherwise to act with respect to the Collateral or the proceeds thereof as though Deutsche were the outright owner thereof.

Counterparty acknowledges and agrees that the Collateral may decline speedily in value and is of a type customarily sold on a recognized market and that Deutsche shall not be required to send more then ten day’s prior written notice of its intention to sell or otherwise dispose of the Collateral hereunder, except any such additional notice that is required under applicable law and cannot be waived and Counterparty agrees that ten days’ prior written notice shall be commercially reasonable. Any public or private sale may be either for cash or upon credit or for future delivery at such price as Deutsche may deem fair, and, to the extent permitted by applicable law, Deutsche may be the purchaser of the whole or any part of the Collateral so sold and hold the same thereafter in its own right free from any claim of Counterparty or any right or equity of redemption, which right or equity is hereby waived and released. Deutsche reserves the right to reject any and all bids at any sale which, in its sole discretion, it shall deem inadequate.

Counterparty acknowledges that: (i) any sale in accordance with this Confirmation shall be deemed to have been made in a commercially reasonable manner and (ii) Deutsche shall incur no responsibility or liability for selling all or any of the Collateral under this Confirmation at a price which Deutsche may deem reasonable under the circumstances, notwithstanding the possibility that a higher price (including a substantially higher price) might be realized if the Collateral were sold at a public sale.

In addition to the rights and remedies granted to it in this Confirmation or the Agreement, Deutsche shall have all the rights and remedies of a secured party under the NYUCC (whether or not in effect in the jurisdiction where such rights are exercised) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies under this Confirmation may be asserted.

Deutsche shall apply the Collateral or the net proceeds of any such collection, exercise or sale to the payment in whole or in part of the Secured Obligations in such order as Deutsche shall determine in the exercise of its sole discretion. Counterparty shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which Deutsche is entitled.

Without limiting the other provisions of this Confirmation or the Agreement, Counterparty shall be liable to Deutsche for all costs and expenses (including, without limitation, reasonable legal fees) incurred in connection with the enforcement of Deutsche’s rights and remedies hereunder, and such costs and expenses and any interest thereon shall be Secured Obligations. Such costs and expenses shall be payable on demand and shall bear interest until paid at a rate determined by the Calculation Agent by reference to the LIBOR swap curve plus 2% per annum.

Notwithstanding anything contained in this Master Confirmation or the Agreement or any account control agreement with the Collateral Custodian to the contrary, Deutsche shall give no directions or instructions to the Collateral Custodian to take any action with respect to the Collateral Shares unless and until Counterparty has failed to perform its obligations under this Master Confirmation or the Agreement and received 5 business days written notice to Counterparty thereof from Deutsche in advance of Deutsche giving any directions or instructions to the Collateral Custodian. Deutsche agrees that, upon satisfaction of all obligations of Counterparty under this Master Confirmation or the Agreement, Deutsche will instruct the Collateral Custodian to deliver all Collateral Shares in the Collateral Account to Counterparty, if any.

In the event that (i) Cash Settlement applies or (ii) Physical Settlement applies and Counterparty has elected to deliver Shares other than Collateral Shares in satisfaction of Counterparty’s settlement obligations pursuant to “Physical Settlement” above, when Deutsche determines that (x) no amounts are or thereafter may become payable or Shares deliverable by Counterparty with respect to any Secured Obligations (except for any potential liability under Section 2(d) of the Agreement), (y) no Potential Event or Default Event has occurred and is continuing and (z) no Early Termination Date has occurred or been designated as the result of a Default Event (the “Collateral Release Conditions”), any Collateral, as reasonably determined by Deutsche, shall be fully released and discharged from the security interests of Deutsche granted hereunder Deutsche shall promptly instruct the Collateral Custodian to deliver such Collateral in the Collateral Account to Counterparty.

Counterparty shall ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in a manner acceptable to Deutsche as necessary to cause such requirement to be met. The occurrence of a Collateral Event of Default shall constitute an Event of Default under the Agreement with respect to Counterparty.

“Collateral Event of Default” means, at any time, the occurrence of either of the following: (A) failure of the Collateral to include a number of Shares at least equal to the Number of Transaction Options or (B) failure of the security interests granted hereby to constitute valid and perfected security interests in all of the Collateral, subject to no prior, equal or junior lien, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the NYUCC), as to which Deutsche has control (as defined in Section 8-106 and Section 9-106 of the NYUCC), or, in each case, assertion of such by Counterparty or a determination of such by the Calculation Agent.

“NYUCC” means the Uniform Commercial Code from time to time in effect in the State of New York.

Foreclosure Limitations:	None

3.	Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the satisfaction (or waiver by Deutsche) of the following conditions:

(i) all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date;

(ii) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date;

(iii) all documents and instruments, including UCC-1 financing statements, required by law or reasonably requested by Deutsche to be filed, registered or recorded to create the liens intended to be created hereby and perfect or record such liens shall have been filed, registered or recorded or delivered to Deutsche for filing, registration or recording;

(iv) Counterparty is not, has not been during the three month preceding the Trade Date, and shall not become during the life of the Transaction, an “affiliate” of the Issuer, as such term is defined in Rule 144 of the Securities Act, nor subject to the reporting and other requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Agreements and Acknowledgments Regarding Shares. For the avoidance of doubt, and without limiting the generality of Section 9.11 of the Equity Definitions, Counterparty agrees that any Shares that it delivers to Deutsche hereunder (i) will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System and (b) will be immediately freely transferable by Deutsche under all applicable securities laws.

4.	Representations, Warranties and Covenants:

(a) Each party to this Confirmation represents and warrants to the other party that:

(i) it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 as amended (the “Securities Act”) or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(ii) it is an “eligible contract participant” as defined in the Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in the CEA.

(b) Counterparty represents and warrants to, and agrees with, Deutsche as of the date hereof that:

(i) it is not aware of any material non-public information concerning the Issuer or the Shares and “material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer;

(ii) it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(iii) it is entering into this Confirmation and the Transaction in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, and it has not entered into or altered any corresponding or hedging transaction or position relating to the Shares;

(iv) Counterparty is a “qualified investor” (as defined in Section 3(a)(54) of the Exchange Act);

(v) Counterparty owns (as such term is used in Rule 16c-4 under the Exchange Act) a number of Shares (including the Shares pledged to Deutsche pursuant to the “Collateral” provision in Section 2 above), after subtracting the number of Shares to which any put equivalent positions (as defined in Rule 16a-1(h) under the Exchange Act) have been established or are maintained by Counterparty (other than any put equivalent position established as a result of the Transaction), at least equal to the aggregate Number of Transaction Options; and

(ix) Counterparty is and, after giving effect to the Transaction, will be in compliance with its reporting obligations under Section 13 of the Exchange Act and Counterparty will provide Deutsche with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof.

(c) In connection with this Confirmation and the Transaction, Counterparty agrees that:

(i) it shall not enter into or alter any hedging transaction relating to the Shares (x) corresponding to or offsetting the Transaction, at any time or (y) otherwise, prior to the Settlement Date for the Component with the latest Expiration Date;

(ii) it shall, upon (x) the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default or a Termination Event in respect of which it is an Affected Party or (y) upon obtaining knowledge of any Potential Adjustment Event, an Extraordinary Event or an Additional Disruption Event, notify Deutsche within three Scheduled Trading Days of the occurrence of such event or of obtaining such knowledge, as the case may be; provided, however, that should Counterparty be in possession of material non-public information regarding the Issuer or the Shares, Counterparty shall only communicate such information to Deutsche in connection with this Transaction as follows:

By facsimile to:	+1 646 502 4418
and
By email to:	faiz.khan@db.com
Attention:	Faiz Khan

(iii) for the purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, it shall deliver the applicable IRS Form W-8 or W-9 (or any successor of such Form), completed accurately, (x) before the Trade Date, (y) promptly upon reasonable demand by Deutsche and (z) promptly upon learning that the information on any such previously delivered Form is inaccurate.

(d) Counterparty represents and warrants to, and covenants with, Deutsche as of the date hereof and any date on which Counterparty makes payment to Deutsche in connection with any settlement hereunder, that it is or will be, as the case may be, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages.

(e) For the avoidance of doubt, and without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of this Confirmation and any other documentation relating to the Confirmation to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement, confidentiality agreement, co-sale agreement or any other agreement binding on Counterparty or affecting Counterparty or any of its assets, and that Counterparty has delivered to Deutsche on or before the Trade Date a true and complete copy of each such agreement.

(f) Counterparty represents and warrants to Deutsche as of the date hereof that, to Counterparty’s knowledge, the Transaction will not violate any corporate policy of the Issuer (including, but not limited to, any window period policy) or other rules or regulations of the Issuer applicable to Counterparty.

(g) Each of Deutsche and Counterparty agrees that notwithstanding anything provided herein or the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

5.	Miscellaneous:

(a) Early Termination. The parties agree that, for purposes of Section 6(e) of the Agreement, Second Method and Loss will apply to the Transaction. For purposes of this Confirmation, “Termination Currency” means United States Dollars.

(b) Set-Off and Netting.

(i) If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder, including, without limitation, pursuant to the Agreement, or under any other agreement to which Deutsche and/or any of its affiliates is party and to which Counterparty and/or any of its affiliates is party, by Deutsche (or any of its affiliates) to Counterparty (or any of its affiliates) and by Counterparty (or any of its affiliates) to Deutsche (or any of its affiliates) and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery may, at Deutsche’s option, be satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Event of Default for which Counterparty is the Defaulting Party or a Termination Event for which Counterparty is an Affected Party, Deutsche shall have the right to terminate, liquidate and otherwise close out the Transaction contemplated hereby and any other agreement between the parties or their affiliates (notwithstanding anything to the contrary in such other agreement, and whether or not relating to or arising out of the Transaction) pursuant to the terms hereof and thereof, and to set off any obligation that Deutsche or any affiliate of Deutsche may have to Counterparty or any of its affiliates under any of the foregoing, including, without limitation, any obligation to make any release of collateral or return of borrowed securities to Counterparty or any of its affiliates under any such other agreement, against any right Deutsche or any of its affiliates may have against Counterparty or any of its affiliates under any of the foregoing. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at Deutsche’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(c) Assignment. Notwithstanding any provision of the Agreement to the contrary, Deutsche may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any of its affiliates that has a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness that is equal or better than Deutsche’s rating by Standard & Poor’s Rating Services (“S&P”) or its successor, or Moody’s Investors Service, Inc. (“Moody’s”) or its successor, or if both S&P and Moody’s ceases to rate such debt, at least an equivalent or better rating by a substitute rating agency mutually agreed upon by Counterparty and Deutsche.

(d) Designation by Deutsche. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive, or deliver any Shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Deutsche’s obligations in respect of the Transaction and any such designee may assume such obligations. Deutsche shall be discharged of its obligations to Counterparty to the extent of any such performance.

(e) Severability; Illegality. Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(f) Waiver of Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or the Agreement. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

(g) Governing Law; Submission to Jurisdiction. THE AGREEMENT, THIS CONFIRMATION AND THE PRICING NOTICE AND ALL DISPUTES ARISING THEREFROM OR RELATED THERETO WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE TO THE EXTENT INCONSISTENT WITH THE CHOICE OF NEW YORK LAW. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF U.S. FEDERAL AND NEW YORK STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY IN CONNECTION WITH ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THE AGREEMENT AND THIS CONFIRMATION. FOR PURPOSES OF SECTION 13(C) OF THE AGREEMENT, COUNTERPARTY APPOINTS CT CORPORATION SYSTEM IN NEW YORK CITY AS ITS PROCESS AGENT.

(h) Third Party Rights. This Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, Deutsche and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and Deutsche shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(i) Waiver of Rights. Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(j) 10b5-1.

(i) The parties intend for this Transaction to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) under the Exchange Act and this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c). Counterparty agrees that it will not seek to control or influence Deutsche’s (or its affiliate’s) decision to make any purchases or sales of Shares in connection with the Transaction. Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding the Issuer or the Shares.

(ii) How, when or whether Deutsche or any of its affiliates effects any sale of Shares, and the price at which Deutsche or such affiliate effects any such sale, in connection with establishing Deutsche’s Initial Hedge Position, shall be in Deutsche’s sole discretion. Counterparty agrees that Deutsche shall have no responsibility to Counterparty of any kind with respect to the price at which Deutsche or any of its affiliates effects any sale of Shares. Counterparty agrees that Deutsche’s Initial Hedge Position shall be established without any consultation with Counterparty. Without limiting the generality of the foregoing, Counterparty agrees that, during the period in which Deutsche establishes its Initial Hedge Position, Counterparty and its affiliates, employees, agents and representatives shall not communicate with Deutsche or any of Deutsche’s affiliates, employees, agents or representatives in any way regarding the Issuer, the Shares, the Transaction or Deutsche’s hedging activities relating thereto. The parties further agree that Counterparty may not exercise any influence over how, when or whether Deutsche effects sales or purchases in connection with Deutsche’s hedging activities.

(k) Bankruptcy Code. The parties hereto intend as follows: (A) Deutsche is a “financial institution” within the meaning of Section 101(22) of the United States Bankruptcy Code (the “Bankruptcy Code”); (B) the Transaction is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code and a swap agreement, as such term is defined in Section 101(53B) of the Bankruptcy Code, qualifying for protection under Section 560 of the Bankruptcy Code; (C) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction constitutes a “margin payment” as defined in Section 741(5) of the Bankruptcy Code and a “transfer” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement”; (D) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default with respect to the other party to constitute a “contractual right” described in Sections 362(b)(6), 362(b)(17), 555 and 560 of the Bankruptcy Code; and (E) all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of such Shares constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement”.

(l) Agreements regarding the Pricing Notice.

(i) Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the Pricing Notice for the Transaction, absent manifest error. Upon receipt of the Pricing Notice, Counterparty shall promptly execute and return the Pricing Notice to Deutsche; provided that Counterparty’s failure to so execute and return the Pricing Notice shall not affect the binding nature of the Pricing Notice, and the terms set forth therein shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of the Pricing Notice.

(ii) Counterparty and Deutsche agree and acknowledge that (A) the transactions contemplated by this Confirmation will be entered into in reliance on the fact that this Confirmation and the Pricing Notice form a single agreement between Counterparty and Deutsche, and Deutsche would not otherwise enter into such transactions, (B) this Confirmation is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “NYGOL”); (C) the Pricing Notice, regardless of whether the Pricing Notice is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the NYGOL; and (D) this Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the NYGOL, and each party hereto intends and agrees to be bound by this Confirmation.

(iii) Counterparty and Deutsche further agree and acknowledge that this Confirmation constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the NYUCC (as defined in the “Collateral” provision in Section 2 above).

(m) Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Deutsche Bank Securities Inc. In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.

(n) Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and Second Method will apply.

6.	Addresses for Notice: For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Addresses for notices or communications to Counterparty

Owens Corning/Fibreboard Asbestos Personal Injury Trust

c/o Timothy G. Raab

Director of Finance

ARPC

1220 19th Street N.W., Suite 700

Washington, D.C. 20036

Telephone: 202 721 0947

Facsimile: 202 797 3619

With a copy to:

James C. Melville

Kaplan, Strangis and Kaplan, P.A.

5500 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Telephone: 612 904 5613

Facsimile: 612 375 1143

Cell: 612 845 7963

Email: jcm@kskpa.com

(b) Addresses for notices or communications to Deutsche

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention: Andrew Yaeger

Telephone: +1 212 250 2717

Facsimile: +1 212 797 7499

Email: andrew.yaeger@db.com

with a copy to:

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention: Faiz Khan

Telephone: +1 212 250 0668

Facsimile: +1 +1 646 502 4418

Email: faiz.khan@db.com

7.	Accounts for Payment:

To Deutsche:             Deutsche to advise.

To Counterparty:      Counterparty to advise.

8.	Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Deutsche:             Deutsche to advise.

To Counterparty:      Counterparty to advise.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning a facsimile of the fully-executed Confirmation to Deutsche at +1 212 797 7499. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., acting solely as agent:

By:
Name:
Title:

By:
Name:
Title:

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

OWENS CORNING FIBREBOARD ASBESTOS PERSONAL INJURY TRUST

By:
Name: